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                                                                 EXHIBIT (2)-(2)

                                    ESELCO
         725 East Portage Avenue/Sault Ste. Marie, MI 49783
                            Telephone  906/632-2221



                                January 16, 1997



Mr. David K. Porter
Senior Vice President
Wisconsin Energy Corporation
231 West Michigan
P.O. Box 2949
Milwaukee, WI  53201

Dear Mr. Porter:

     In connection with your consideration of a possible transaction with ESELCO, Inc. you have requested information concerning ESELCO, Inc. and its subsidiaries ("ESELCO"). In consideration for and as a condition to your being furnished such information, you agree to treat the information concerning ESELCO (whether prepared by ESELCO, its advisors or otherwise) which is furnished to you by or on behalf of ESELCO for purposes of evaluating the possible transaction contemplated by this letter agreement (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which
(i)is already in your possession, provided that such information is not subject to another confidentiality agreement with an obligation of secrecy to ESELCO, or another party, (ii)is or becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors or (iii)becomes available to you on a non-confidential basis from a source other than ESELCO, or its advisors, provided that you have no knowledge that such source is not bound by a confidentiality agreement with or other obligation of secrecy to ESELCO or another party.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between ESELCO and you, and that (subject to the next paragraph of this letter) such information will be kept confidential by you and your advisors; provided however, that (i)any of such information may be disclosed to your directors, officers, employees, attorney, financing sources and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between ESELCO and you (it being understood that such directors, officers, employees, attorneys, financing sources and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially) and (ii)any disclosure of such information may be made to which ESELCO consents in writing.

     In addition, without the prior written consent of the other party, you and ESELCO will not, and will direct such directors, officers, employees, attorneys, financing sources and representatives not to disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between ESELCO and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The foregoing does not prohibit disclosure of the status of any discussions between you and us which either believes, based upon advice of counsel, to be required by law to disclosed, but, in such
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event, each of us will consult with the other and its counsel in advance of such disclosure about the need for, and the exact text of, any such disclosure. Further, for period of one (1) year following the date of confirmation by you, as indicated on the signature page of this letter agreement, you will not, as a result of knowledge obtained from the Evaluation Material or otherwise in connection with a possible transaction, and will direct such directors, officers, employees, attorneys, financing sources and representatives not to recruit employees of ESELCO for employment, induce agents or employees of ESELCO to terminate their employment with ESELCO.

     In further consideration of being furnished the Evaluation Material and in view of the fact that the Evaluation Material consists of confidential and non-public information, you covenant and agree that, during a period of three (3) years from the date hereof, without the prior written consent of ESELCO, you will not, and will cause each of your affiliates not to, singly or as part of a "partnership, limited partnership, syndicate or other group" (as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, which meanings shall apply for all purposes of this letter agreement), directly or indirectly, through one or more intermediaries or otherwise:

          (i) acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, any assets, securities or interests or any direct or indirect rights or options to acquire (through purchase, exchange, conversion of otherwise) any interests in ESELCO;

          (ii) participate in or encourage the formation of any group which owns or seeks to offer to acquire beneficial ownership of interests or securities in ESELCO or rights to acquire such interests or securities in ESELCO or which seeks or offers to affect control of ESELCO or for the purpose of circumventing any provisions of this letter agreement; or

          (iii) otherwise act, along or in concert with others (including by providing financing for another party), to seek to offer to control or influence, in any manner, the management of ESELCO.

     Although ESELCO has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that, except as may be set forth in subsequent written agreements, neither ESELCO nor any of its representatives or advisors have made or make any representations or warranties as to the accuracy or completeness of the Evaluation Material. You agree that, except as may be set forth in subsequent written agreements, neither ESELCO nor its representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.

     In the event that you do not proceed with the transaction which is the subject of this letter agreement within a reasonable time, you shall promptly either redeliver to ESELCO all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by ESELCO, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material or destroy such material and certify such destruction to ESELCO. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed.

     In the event that you are requested or required (by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will provide ESELCO with prompt notice of any such request or requirement so that ESELCO may seek an appropriate protective order or waive compliance with the provisions of this letter agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion or your counsel, compelled to disclose Evaluation Material, you may disclose only that portion of the Evaluation Material which your counsel advises you that you are compelled to disclose. In any event, you will not oppose

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action by ESELCO to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     Nothing in this letter agreement shall obligate either you or ESELCO to proceed with any transaction and either you or ESELCO may terminate discussions or negotiations for any reason without obligation to the other, except as specified in this letter agreement.

     Because an award of money damages would be inadequate for any breach of this letter agreement by you or your directors, officers, employees, attorney, financing sources or other representatives and any such breach would cause ESELCO irreparable harm, you also agree that, in the event of any breach or threatened breach of this letter agreement, ESELCO will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this letter agreement but will be in addition to all other remedies available at law or equity to ESELCO.

     The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provisions of this letter agreement, which will remain in full force and effect. If any of the covenants or provisions of this letter agreement are determined by a court of competent jurisdiction to be unenforceable by reason of its extent, duration, scope or otherwise, then you and ESELCO contemplate that the court making such determination will reduce the extent, duration, scope or other provisions and enforce them in their reduced form for all purposes contemplated by this letter agreement.

                                        Very truly yours,

                                        ESELCO, INC.


                                        By: /s/ William R. Gregory
                                            ----------------------
                                        Title: President
                                               -------------------
                                        Date: January 16, 1997
                                        --------------------------

Confirmed and Agreed to:

Wisconsin Energy Corporation


By: /s/ David K. Porter
    ------------------------
Title: Senior Vice President
       ---------------------
Dated: January 16, 1997
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